Exhibit 99.1

FLAGSTONE RE REPORTS SECOND QUARTER 2012 RESULTS

LUXEMBOURG, Grand Duchy of Luxembourg, August 6, 2012 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced second quarter 2012 basic book value per share of $11.73 and diluted book value per share of $11.52, up 1.2% and 1.3%, respectively, for the quarter (percentages inclusive of dividends).  Net income attributable to Flagstone’s common shareholders for the three and six months ended June 30, 2012, was $13.5 million and $52.7 million, or $0.19 and $0.74 earnings per diluted share, respectively, compared to a net loss of $20.2 million and $181.4 million, or $0.29 and $2.60 loss per diluted share, respectively, for the three and six months ended June 30, 2011.  Net income from continuing operations for the three and six months ended June 30, 2012, was $12.3 million and $40.2 million, or $0.17 and $0.55 earnings per diluted share, respectively, compared to net loss from continuing operations of $33.0 million and $181.1 million, or $0.49 or $2.62 loss per diluted share, respectively, for the three and six months ended June 30, 2011.

As previously announced on April 2, 2012, and April 3, 2012, the Company entered into definitive agreements to divest its former Island Heritage and Lloyd’s reportable segments, respectively. The Island Heritage transaction was completed on April 5, 2012, as previously announced. The Lloyd’s transaction is expected to be completed during the third quarter of 2012 following receipt on final approvals from Lloyd’s.

Except as explicitly described as held for sale or as discontinued operations, and unless otherwise noted, all discussions and amounts presented herein relate only to Flagstone’s continuing operations. All prior years presented have been reclassified to conform to this new presentation.

Operating highlights of our continuing operations for the three and six months ended June 30, 2012 and 2011 included the following:

	For the three months ended June 30,			For the six months ended June 30,
	2012	2011	% Change	2012	2011	% Change

	(Expressed in millions of U.S. dollars, except percentages)

Operating income (loss) (1)	$8.6	$(11.6)	174.1%	$16.2	$(160.3)	110.1%
Gross premiums written	$171.2	$264.1	(35.2)%	$341.4	$616.8	(44.6)%
Net premiums earned	$102.5	$118.6	(13.6)%	$216.2	$319.7	(32.4)%
Combined ratio	94.1%	119.5%	(25.4)%	95.9%	156.1%	(60.2)%
Total return on investments	0.5%	0.3%	0.2%	2.4%	1.3%	1.1%

 (1) Operating income (loss), a non-GAAP financial measure, is defined as income (loss) from continuing operations adjusted for net realized and unrealized gains (losses) - investments, net realized and unrealized gains (losses) - other, net foreign exchange losses (gains), and non-recurring items.  A reconciliation of this measure to income (loss) from continuing operations is presented at the end of this release.

David Brown, Flagstone’s Chief Executive Officer, stated, “We are pleased with our second quarter results as we continue to benefit from the strategic shift in our business model as Flagstone becomes a more focused and efficient underwriter.  Evidence of the effectiveness of this strategy and its benefits could be seen this quarter with reduced frequency and attritional losses, coupled with our ongoing expense saving initiatives, which drove positive underwriting performance despite significant tornado, wind, and wildfire industry losses in the United States during the quarter.  Flagstone’s improved performance in the second quarter also reflects the benefits of attractive rates in our core business, which partially offset the reduction in income as we continue to reposition our portfolio. Furthermore, our mid-year underwriting renewals were strong and are a testament to our value in the marketplace and demonstrate our commitment to our clients.”

Flagstone is, in all material respects, nearing the completion of the business realignment as we announced in October 2011.  The Company remains focused on leveraging the existing strengths in Flagstone’s core businesses in order to deliver enhanced value for its shareholders. Flagstone’s written premium for the second quarter, inclusive of reinstatements, was $171.2 million, which represents a decrease of 35.2% over the same period in 2011, as Flagstone continues to execute on its plan to decrease operating leverage and lower overall risk. This decrease was primarily attributed to risk reduction both in limits sold and a shift upward in attachment levels, as well as a reduction in business that was not considered appropriate within the re-focused portfolio.

For the second quarter, Flagstone produced a loss ratio of 54.1% and a combined ratio of 94.1%. This resulted in an increase in diluted book value per share of 1.3% during the second quarter.

Results of Operations

As a result of the announced divestitures of Lloyd’s and Island Heritage, the Company revised its reportable segments. The Company regularly reviews its financial results and assesses performance on the basis of its single reportable segment. All amounts in the following tables are expressed in thousands of U.S. dollars, except percentages or unless otherwise stated.

Underwriting Results

Below is a summary of our underwriting results and ratios for the three months ended June 30, 2012 and 2011:

	For the three months ended June 30,
	2012	2011	$ Change	% Change

Property catastrophe reinsurance	$126,755	$170,394	$(43,639)	(25.6)%
Property reinsurance	28,781	53,224	(24,443)	(45.9)%
Short tail specialty and casualty reinsurance	15,614	40,510	(24,896)	(61.5)%
Gross premiums written	171,150	264,128	(92,978)	(35.2)%
Premiums ceded	(6,285)	(44,409)	38,124	(85.8)%
Net premiums written	164,865	219,719	(54,854)	(25.0)%
Net premiums earned	102,499	118,620	(16,121)	(13.6)%
Other related income	909	731	178	24.4%
Loss and loss adjustment expenses	(55,483)	(96,490)	41,007	(42.5)%
Acquisition costs	(22,113)	(25,613)	3,500	(13.7)%
General and administrative expenses	(18,822)	(19,744)	922	(4.7)%
Underwriting income (loss)	$6,990	$(22,496)	$29,486	131.1%

Loss ratio	54.1%	81.3%
Acquisition cost ratio	21.6%	21.6%
General and administrative expense ratio	18.4%	16.6%
Combined ratio	94.1%	119.5%

•
The increase in net underwriting results is the result of the lack of significant loss events during the second quarter of 2012 compared to the same period in 2011 (New Zealand earthquake of June 2011 and U.S. tornadoes), offset by a significant reduction in gross premiums written and net premiums earned, which is in line with our current underwriting strategy.

•
The decrease in gross premiums written for all lines of business is a result of an overall decrease in our risk appetite and in our shareholder’s equity following the significant worldwide losses we sustained in 2011. During the three months ended June 30, 2012, we recorded $3.9 million of gross reinstatement premiums compared to $5.8 million recorded for the same period in 2011.

•
The decrease in ceded premiums is primarily related to higher reinstatement premiums incurred in 2011 on our ceded reinsurance due to loss activity and the increased level of reinsurance purchases after the loss events during the first quarter of 2011.

•
The decrease in the loss ratio compared to the same period in 2011 is primarily due to more significant losses from catastrophic events in the prior period, which included the New Zealand earthquake of $18.5 million and U.S. tornadoes of $19.4 million. Losses are net of retrocession but exclude reinstatement premiums.

•
Each quarter we revisit our loss estimates for previous catastrophe events. During the quarter ended June 30, 2012, based on updated estimates provided by clients and brokers, we recorded net favorable developments of $1.4 million for prior accident years. During the second quarter of 2011, the net positive developments for prior catastrophe events were $12.8 million.

•	The acquisition cost ratio compared to the same period in 2011 has remained stable.

•
The decrease in general and administrative expenses is primarily the result of expense reduction initiatives in accordance with our overall decrease in underwriting activities, partially offset by lower staff compensation accrual in the same period in 2011 as a result of the significant underwriting loss.

Below is a summary of the underwriting results and ratios for the six months ended June 30, 2012 and 2011:

	For the six months ended June 30,
	2012	2011	$ Change	% Change

Property catastrophe reinsurance	$233,096	$372,256	$(139,160)	(37.4)%
Property reinsurance	66,666	119,023	(52,357)	(44.0)%
Short tail specialty and casualty reinsurance	41,616	125,524	(83,908)	(66.8)%
Gross premiums written	341,378	616,803	(275,425)	(44.7)%
Premiums ceded	(91,184)	(163,159)	71,975	(44.1)%
Net premiums written	250,194	453,644	(203,450)	(44.8)%
Net premiums earned	216,244	319,673	(103,429)	(32.4)%
Other related income	2,744	1,003	1,741	173.6%
Loss and loss adjustment expenses	(121,932)	(399,489)	277,557	(69.5)%
Acquisition costs	(44,766)	(63,684)	18,918	(29.7)%
General and administrative expenses	(40,683)	(35,819)	(4,864)	13.6%
Underwriting income (loss)	$11,607	$(178,316)	$189,923	106.5%

Loss ratio	56.4%	125.0%
Acquisition cost ratio	20.7%	19.9%
General and administrative expense ratio	18.8%	11.2%
Combined ratio	95.9%	156.1%

•
The increase in net underwriting results is the result of the lack of significant loss events in 2012 compared to the same period in 2011 (Australian floods, cyclone Yasi, New Zealand earthquakes of February 2011 and June 2011, Japan earthquake and tsunami, and U.S. tornadoes), offset by a significant reduction in gross premiums written and net premiums earned, which is in line with our current underwriting strategy.

•
The decrease in gross written premiums for all lines of business is a result of an overall decrease in our risk appetite and in our shareholder’s equity following the significant worldwide losses we sustained in 2011. During the six months ended June 30, 2012, we recorded $11.3 million of gross reinstatement premiums compared to $17.8 million recorded for the same period in 2011. The decrease in reinstatements premiums was due to lower catastrophe losses in the current period.

•
The decrease in ceded premiums is primarily related to higher reinstatement premiums incurred in 2011 on our ceded reinsurance due to loss activity and the increased level of reinsurance purchases after the loss events during the first quarter of 2011.

•
The decrease in the loss ratio compared to the same period in 2011 is primarily due to more significant losses from catastrophic events in the prior period, including net incurred losses related to the Australian floods ($27.2 million), cyclone Yasi ($29.8 million), New Zealand earthquake of February 2011 ($100.8 million), the Japan earthquake and tsunami ($99.1 million), New Zealand earthquake of June 2011 ($18.5 million) and the U.S. tornadoes ($19.4 million). Losses are net of retrocession but exclude reinstatement premiums.

•
Each quarter we revisit our loss estimates for previous catastrophe events. During the six months ended June 30, 2012, based on updated estimates provided by clients and brokers, we recorded net adverse developments of $6.1 million, related to cumulative prior accident years.  In addition, we undertook our scheduled first quarter review of actuarial reserving assumptions. As a result of revised development factors for non-cat business based in part on experience, we recorded $7.0 million of negative reserves development.

•
The increase in general and administrative expenses is primarily the result of staff compensation accrual and performance based compensation returning to more typical levels in the current period as compared to levels in the same period in 2011, which were adjusted downward as a result of the significant underwriting loss.

Income from Discontinued Operations

Income from discontinued operations includes the financial results of our former reportable segments, Lloyd’s (for all periods presented) and Island Heritage (for all periods presented up to and including March 31, 2012). Included in income from discontinued operations for the six months ended June 30, 2012 is underwriting income of $8.6 million, compared to underwriting losses of $3.6 million for the same period in 2011. The $12.2 million increase in underwriting income is primarily attributable to more significant catastrophic events during 2011 compared to 2012.

In addition, as of June 30, 2012, we had liabilities associated with discontinued operations of $393.8 million, all associated with our Lloyd’s former reportable segment. Although we account for the business comprising our former Lloyd’s and Island Heritage reportable segments as discontinued operations, we owned the Island Heritage business until completing its sale on April 5, 2012, and we will continue to own the Lloyd’s business and be subject to the risks associated with that business until the Lloyd’s divestiture is complete.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three and six months ended June 30, 2012, the total return on invested assets was 0.5% and 2.4%, respectively, compared to 0.3% and 1.3%, respectively for the three and six months ended June 30, 2011.

Net investment income

Net investment income for the three and six months ended June 30, 2012 was $3.9 million and $8.9 million, respectively, compared to $12.3 million and $21.5 million, respectively, for the same periods in 2011. The decrease on the three months is primarily due to lower invested assets and the change in asset allocation during the quarter. The decrease on the six months is primarily due to lower investment assets, the change in asset allocation and lower interest rates during the period.

Net realized and unrealized gains and losses – investments

Net realized and unrealized gains on the Company’s portfolio amounted to $5.4 million and $23.5 million, respectively, for the three and six months ended June 30, 2012, compared to losses of $7.9 million and gains of $2.9 million, respectively, for the three and six months ended June 30, 2011.

These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, other investments and investment portfolio derivatives which includes global equities, global bonds, commodity futures and "to be announced" mortgage-backed securities.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its currency exposure with derivative instruments such as currency swaps and foreign currency forward contracts. Net realized and unrealized (losses) gains - other amounted to ($5.0) million and $1.4 million, respectively, for the three and six months ended June 30, 2012, compared to $14.0 million and $13.3 million, respectively, for the same periods in 2011.

The components of the ($5.0) million losses and $1.4 million gains for the three and six months ended June 30, 2012, are as follows:

	For the three months ended	For the six months ended
	June 30, 2012	June 30, 2012

	(Expressed in thousands of U.S. dollars)
Currency swaps	$(937)	$(509)
Foreign currency forward contracts	(4,053)	1,902
Net realized and unrealized (losses) gains - other	$(4,990)	$1,393

Interest expense

Interest expense was $3.0 million and $5.9 million, respectively,  for the three and six months ended June 30, 2012 compared to $2.9 million and $5.7 million, respectively, for the three and six months ended June 30, 2011.   Interest expense consists of interest due on outstanding debt securities and the amortization of debt offering expenses.

Flagstone shareholders’ equity

During the second quarter of 2012, the Company made no repurchases pursuant to its buyback program. As of June 30, 2012, authority to make up to $11.2 million of repurchases remained available under the buyback program.

At June 30, 2012, Flagstone’s shareholders' equity was $0.8 billion and diluted book value per common share was $11.52.

Additional information

The Company will host a conference call on Tuesday, August 7, 2012, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available on the Financial & Investor section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance company that employs a focused and technical approach to the property, property catastrophe, and short-tail specialty and casualty reinsurance businesses. The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”.  Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

For more detailed financial information, please refer to the unaudited June 30, 2012, Financial Supplement, which will be posted on the Company’s website.

CONTACT:

Flagstone Reinsurance Holdings, S.A.
Brenton Slade +352 2 735 1515
bslade@flagstonere.com

Unaudited Consolidated Condensed Balance Sheets
As at June 30, 2012 and December 31, 2011
(Expressed in thousands of U.S. dollars, except share data)

	As at June 30,	As at December 31,
	2012	2011
ASSETS
Investments:
Fixed maturity investments, at fair value (Amortized cost: 2012 - $342,491; 2011 - $1,135,755)	$333,674	$1,138,435
Short term investments, at fair value (Amortized cost: 2012 - $696,837; 2011 - $10,620)	696,838	10,616
Other investments	142,504	125,534
Total investments	1,173,016	1,274,585
Cash and cash equivalents	186,251	249,424
Restricted cash	17,823	17,538
Premium balances receivable	273,744	236,375
Unearned premiums ceded	58,679	30,550
Reinsurance recoverable	232,784	271,183
Accrued interest receivable	2,607	12,950
Receivable for investments sold	2,435	18
Deferred acquisition costs	50,144	38,155
Funds withheld	25,983	25,116
Other assets	110,919	160,950
Assets held for sale including discontinued operations	439,641	461,652
Total assets	$2,574,026	$2,778,496

LIABILITIES
Loss and loss adjustment expense reserves	$682,329	$897,368
Unearned premiums	292,109	215,316
Insurance and reinsurance balances payable	45,454	75,433
Payable for investments purchased	2,494	6,255
Long term debt	250,202	250,575
Other liabilities	70,964	54,059
Liabilities of discontinued operations	393,814	472,957
Total liabilities	1,737,366	1,971,963

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued (2012 - 84,464,259; 2011 - 84,464,259) and outstanding (2012 - 71,058,922; 2011 - 70,167,142)	845	845
Common shares held in treasury, at cost (2012 - 13,405,337; 2011 - 14,297,117)	(150,202)	(160,448)
Additional paid-in capital	857,714	872,819
Accumulated other comprehensive loss	(12,788)	(12,584)
Retained earnings	141,091	88,416
Total Flagstone shareholders' equity	836,660	789,048
Noncontrolling interest in subsidiaries	-	17,485
Total equity	836,660	806,533
Total liabilities and equity	$2,574,026	$2,778,496

Unaudited Consolidated Condensed Statements of Operations and Comprehensive Income (Loss)
For the three and six months ended June 30, 2012 and 2011
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011

REVENUES
Gross premiums written	$171,150	$264,128	$341,378	$616,803
Premiums ceded	(6,285)	(44,409)	(91,184)	(163,159)
Net premiums written	164,865	219,719	250,194	453,644
Change in net unearned premiums	(62,366)	(101,099)	(33,950)	(133,971)
Net premiums earned	102,499	118,620	216,244	319,673
Net investment income	3,866	12,300	8,933	21,498
Net realized and unrealized gains (losses) - investments	5,365	(7,905)	23,468	2,866
Net realized and unrealized (losses) gains - other	(4,990)	13,986	1,393	13,296
Other income	1,546	1,554	4,357	2,686
Total revenues	108,286	138,555	254,395	360,019

EXPENSES
Loss and loss adjustment expenses	55,483	96,490	121,932	399,489
Acquisition costs	22,113	25,613	44,766	63,684
General and administrative expenses	18,822	19,744	40,682	35,819
Interest expense	2,965	2,892	5,923	5,742
Net foreign exchange (gains) losses	(3,354)	27,445	877	37,048
Total expenses	96,029	172,184	214,180	541,782
Income (loss) from continuing operations before income taxes and interest in earnings of equity investments	12,257	(33,629)	40,215	(181,763)
(Provision) recovery for income tax	(185)	827	(313)	1,073
Interest in earnings of equity investments	270	(171)	288	(456)
Income (loss) from continuing operations	12,342	(32,973)	40,190	(181,146)
Income from discontinued operations, net of taxes	1,148	13,960	13,620	1,737
Net income (loss)	13,490	(19,013)	53,810	(179,409)
Less: Income attributable to noncontrolling interest	-	(1,197)	(1,135)	(2,021)
NET INCOME (LOSS) ATTRIBUTABLE TO FLAGSTONE	$13,490	$(20,210)	$52,675	$(181,430)

Net income (loss)	$13,490	$(19,013)	$53,810	$(179,409)
Change in currency translation adjustment	(4,669)	873	(132)	3,750
Change in defined benefit pension plan obligation	136	(158)	(72)	(158)
Comprehensive income (loss)	8,957	(18,298)	53,606	(175,817)
Less: Comprehensive income attributable to noncontrolling interest	-	(1,197)	(1,135)	(2,021)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO FLAGSTONE	$8,957	$(19,495)	$52,471	$(177,838)

Weighted average common shares outstanding—Basic	71,352,487	70,380,852	71,015,712	69,869,195
Weighted average common shares outstanding—Diluted	71,763,904	70,380,852	71,572,129	69,869,195
Income (loss) from continuing operations per common share—Basic	$0.17	$(0.49)	$0.55	$(2.62)
Income from discontinued operations per common share—Basic	$0.02	$0.20	$0.19	$0.02
Net income (loss) attributable to Flagstone per common share—Basic	$0.19	$(0.29)	$0.74	$(2.60)
Income (loss) from continuing operations per common share—Diluted	$0.17	$(0.49)	$0.55	$(2.62)
Income from discontinued operations per common share—Diluted	$0.02	$0.20	$0.19	$0.02
Net income (loss) attributable to Flagstone per common share—Diluted	$0.19	$(0.29)	$0.74	$(2.60)
Distributions declared per common share	$0.04	$0.04	$0.08	$0.08

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. Federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: the ongoing impact on our business of our net loss in 2011 and our inability to continue our return to profitability in a timely manner, if at all; the failure to consummate the divestiture of our former Lloyd’s reportable segment described above and the timing of the Lloyd’s divestiture; the amount of costs, fees, expenses, indemnification obligations, purchase price adjustments and charges related to the divestitures and realignment initiatives described above; the possibility that the benefits anticipated from the divestitures and realignment initiatives described above will not be fully realized, or the timing thereof; the failure to successfully implement the Company’s business strategy despite the completion of the divestitures and realignment initiatives described above; cancellation of our reinsurance contracts by cedents; market conditions affecting our common share price; the possibility that pricing changes in our industry may make it difficult or impossible for us to effectively compete or produce attractive returns; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved and the premium environment; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the impact of our financial strength ratings and the consequences to our business of our sustained negative outlook or any downgrade; our ability to raise capital on favorable terms or at all; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts in which the deposit premium is not specified; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, and our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; our exposure to many different counterparties in the financial service industry, and the related credit risk of counterparty default; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our need for financial flexibility to maintain our current level of business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply and premium dynamics in our markets relating to growing capital levels in the insurance and reinsurance industries; the investment environment, declining demand due to increased retentions by cedents and other factors; our ability to continue to implement our expense reduction initiatives; the impact of Eurozone instability and terrorist activities on the economy; and rating agency policies and practices, particularly related to the duration a company may remain on negative outlook without further rating action.

On March 20, 2011, Moody’s Investors Service placed the financial strength rating of the Company and its principal subsidiary, Flagstone Suisse, under review. On July 29, 2011, Moody’s Investor Services indicated that they have decided to extend their review for possible downgrade in order to continue to evaluate the steps taken by the Company to reduce risk and the extent of further planned changes. On December 19, 2011, Moody’s Investor Services confirmed Flagstone Suisse’s financial strength rating of A3, confirmed that the outlook is negative and removed the ratings from under review. On March 31, 2011, Fitch Ratings re-affirmed the A- insurer financial strength of Flagstone Suisse and revised its outlook to negative. On March 1, 2012, Fitch Ratings placed the financial strength ratings of the Company’s and its subsidiaries on rating watch negative following Fitch’s normal periodic review. Fitch noted that the Company suffered a high level of underwriting losses in 2011 that led to a steep decline in shareholders’ equity (30%) that was significantly greater than comparably rated peers. Fitch’s concern was further heightened by the Company’s modest size which presents the possibility that further capital erosion could compromise the Company’s competitive viability. Fitch anticipates resolving the rating watch in the second half of 2012 when the outcome of steps that the Company has taken, or is expected to take in the near term, to improve its financial profile and operating performance, will become more evident. Upon resolution of the rating watch, Fitch’s expectation is that the Company’s ratings will either be downgraded one notch or affirmed at their current levels. On April 12, 2011, A.M. Best Co. re-affirmed the A- financial strength rating of Flagstone Suisse and revised its outlook to negative. On October 24, 2011, A.M. Best Co. commented that the Company’s financial strength rating of A- (Excellent) is unchanged following the restructuring announcement and also noted that the outlook for the Company’s financial strength rating remains negative. On April 4, 2012, after the Company announced that it had entered into definitive agreements for the sale of its Lloyd’s business and Island Heritage, A.M. Best Co. commented that the Company’s financial strength rating of A- (Excellent) remains unchanged and also noted that the outlook for the Company’s financial strength rating remains negative. On May 18, 2012, A.M. Best Co. affirmed the Company’s financial strength rating of A- (Excellent) and again noted that the outlook for the Company’s financial strength rating remains negative. Currently, the majority of Flagstone Suisse reinsurance contracts permit cancellation if our financial strength rating is downgraded below A- by A.M. Best Co.  Resolution of the negative outlook is dependent on our ability to generate a reasonable and sustainable level of profitability, reduce our dependence on retrocessional support, bring our risk appetite in line with our available capital, continuation of our expense reduction initiatives and, most importantly, improving our overall financial flexibility.  We are working to successfully address each of these items.

A downgrade or sustained negative outlook by any rating organization could result in a significant reduction in the number of reinsurance contracts we write and in a substantial loss of business as our customers, and brokers that place such business, move to other competitors with higher financial strength ratings, as well as resulting in negative consequences for our results of operations, cash flows, competitive position and business prospects.  Although we regularly provide financial and other information to rating agencies to both maintain and enhance existing financial strength ratings, we cannot assure that our financial strength ratings will not remain on negative outlook or be downgraded in the future by any of these agencies.

We seek to maintain a prudent amount of capital for our business and maintain our overall financial flexibility. When assessing our financial position and potential capital needs, we consider, among other things, the low investment returns environment, our recent and potential net exposure to losses associated with catastrophic events, the amount of and changes in our reserves, underwriting opportunities and market conditions. We may decide to raise additional capital in the future to continue and/or invest in our existing businesses or write new business, although any such decision will be dependent on then-existing market and other conditions.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the SEC.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. Federal securities laws.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are subject to significant uncertainties and speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the U.S. GAAP financial measures set forth in this Press Release, we have presented “basic book value per common share”, “diluted book value per common share” and “operating income”, which are non-GAAP financial measures.  Management uses growth in diluted book value per common share as a prime measure of the value the Company is generating for its common shareholders, as management believes that growth in the Company’s diluted book value per common share ultimately translates into growth in the Company’s stock price.

Basic book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.  Diluted book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the warrant, performance share units (“PSUs”) and restricted share units (“RSUs”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share.  A warrant was anti-dilutive and was excluded from the calculation of diluted book value per common share as at June 30, 2012 and December 31, 2011.

Operating income is defined as income (loss) from continuing operations adjusted for net realized and unrealized (losses) gains – investments, net realized and unrealized (losses) gains – other, net foreign exchange (gains) losses, and non-recurring items.

While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. Basic book value per common share does not reflect the number of common shares that may be issued upon vesting or exercise of dilutive securities. On the other hand, by giving effect to dilutive securities, diluted book value per common share takes into account common share equivalents and not just the number of common shares actually outstanding. These non-GAAP financial measures are not prepared in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles, are not reported by all of our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. In light of these limitations, we use these non-GAAP financial measures only as supplements to GAAP financial measures and provide a reconciliation of the non-GAAP financial measures to their most comparable GAAP financial measures.

Book Value Per Common Share (unaudited)
As at June 30, 2012 and December 31, 2011
(Expressed in thousands of U.S. dollars, except share and per share data)

	As at
	June 30, 2012	December 31, 2011

Flagstone shareholders' equity	$836,660	$789,048
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone shareholders' equity	$836,660	$789,048

Cumulative distributions paid per outstanding common share	$0.80	$0.72

Common shares outstanding - end of period	71,058,922	70,167,142
Vested RSUs	293,565	233,709
Total common shares outstanding - end of period	71,352,487	70,400,851

Potential shares to be issued:
PSUs expected to vest	1,010,800	1,676,125
RSUs outstanding	250,950	290,470
Conversion of warrant (2)	-	-
Common shares outstanding - diluted	72,614,237	72,367,446

Basic book value per common share	$11.73	$11.21

Diluted book value per common share	$11.52	$10.90

Basic book value per common share plus accumulated distributions	$12.53	$11.93

Diluted book value per common share plus accumulated distributions	$12.32	$11.62

Distributions per common share paid during the period	$0.08	$0.16

(1)No proceeds due when exercised
(2)Below strike price - not dilutive

Operating Income (Loss) (unaudited)
For the three and six months ended June 30, 2012 and 2011
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011

Income (loss) from continuing operations	$12,342	$(32,973)	$40,190	$(181,146)

Adjustments for:
Net realized and unrealized (gains) losses - investments	(5,365)	7,905	(23,468)	(2,866)
Net realized and unrealized losses (gains) - other	4,990	(13,986)	(1,393)	(13,296)
Net foreign exchange (gains) losses	(3,354)	27,445	877	37,048

Net operating income (loss)	$8,613	$(11,609)	$16,206	$(160,260)

Average Flagstone shareholders' equity	$832,988	$957,849	$812,854	$1,040,819

Annualized net operating return on average Flagstone shareholders' equity	4.1%	(4.8)%	4.0%	(30.8)%